Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Unitholders of Sanchez Midstream Partners LP and

the Board of Directors of Sanchez Midstream Partners GP LLC:

We consent to the use of our report dated March 28, 2017, with respect to the consolidated balance sheets of Sanchez Production Partners LP (formerly Sanchez Production Partners LLC) as of December 31, 2016 and 2015, and the related consolidated statements of operations, changes in members’ equity/partners’ capital and cash flows for the years then ended, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

(signed) KPMG LLP

Houston, Texas

June 7, 2017